UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM S-3D/A
(Amendment No. 1)

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HILLS BANCORPORATION
(Exact name of registrant as specified in its charter)

Iowa                 42-1208067
(State or other jurisdiction of                 (I.R.S. Employer Identification No.)
    incorporation or organization)
131 E. Main Street
Hills, Iowa 52235
(319) 679-5500
(800) 445-5725
(Address, including Zip Code, and telephone number, including area code, of registrant's principal executive offices)
---------------
Dwight O. Seegmiller, President & CEO
Hills Bancorporation
131 E. Main Street
Hills, Iowa 52235
(319) 679-2102
(800) 445-5725
(Name, address, including Zip Code and telephone number, including area code, of agent for service)
---------------
COPIES OF COMMUNICATIONS TO:
David J. Mack, Esq.
Shumaker, Loop & Kendrick, LLP
1000 Jackson
Toledo, Ohio 43604
Phone: (419) 241-9000
Fax: (419) 241-6894

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☑

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Non-accelerated filer ☐
(do not check if smaller reporting company)

Accelerated filer ☑	Smaller reporting company ☐

Emerging growth company

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEES [per rule 457(c)]

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Offering Price(1)	Amount of Registration Fee
Common Stock, no par value.	400,000 shares	$52.85	$21,140,000	$2,632.00
Total…………………………

(1)  This figure has been estimated solely for the purpose of determining the registration fee.  The figure was calculated pursuant to Rule 457(c) using the average of the bid and asked prices for the common shares of Hills Bancorporation (the “Company” or “Registrant”) reported in the consolidated reporting system as of October 30, 2017 (a date within five business days prior to the filing of this registration statement).

EXPLANATORY NOTE

Hills Bancorporation (the “Company”) filed a Registration Statement on Form S-3 on November 30, 2016 (Registration No. 333-214840) (the “Registration Statement”) to register 100,000 shares of its common stock, no par value per share (the “Common Stock”), for issuance pursuant to the Hills Bancorporation Dividend Reinvestment and Stock Purchase Plan (the “Plan”). On October 24, 2017, the Company’s Board of Directors adopted resolutions amending the Plan to: (i) reserve an additional 400,000 shares for issuance under the Plan; (ii) appoint the Company’s wholly-owned commercial bank subsidiary, Hills Bank and Trust Company, to serve as the successor Plan Administrator; and (iii) modify all applicable provisions incidental to the change in Plan Administrator, including revisions to delivery and contact information, the elimination of online enrollments and related actions, adjustments to applicable deadlines, and other clarifying revisions related to Plan administration.

This Post-Effective Amendment No. 1 to the Registration Statement is being filed in accordance with the undertaking contained in the Registration Statement pursuant to Item 512 of Regulation S-K for the following purposes: (i) to register an additional 400,000 shares of Common Stock for issuance under the Plan, bringing the total number of registered shares of Common Stock to 500,000; and (ii) to modify the Plan Prospectus to reflect the amendments to the Plan adopted by the Company’s Board of Directors on October 24, 2017. Except as described herein, there are no amendments or modifications to the Registration Statement or the related Plan Prospectus.

Prospectus
Hills Bancorporation

Dividend Reinvestment and
Stock Purchase Plan
500,000 Shares of Common Stock
Hills Bancorporation is a one-bank holding company registered under the Bank Holding Company Act of 1956. We use the terms “we,” “our,” “us” or the “Company” to refer to Hills Bancorporation in this Prospectus. We were formed in 1982 to own our wholly-owned subsidiary, Hills Bank and Trust Company (the “Bank”), a transaction which was completed in January, 1984. As of the date of this Prospectus, the Bank has 19 full-service locations in three eastern Iowa counties, a wealth management location, more than 500 employees and total assets of approximately $2.8 billion. The Bank is a full-service commercial bank providing banking and financial services to individuals, businesses, governmental units and institutional customers. Our principal executive offices are located at 131 E. Main Street, Hills, Iowa 52235. Our toll free number is (833) 607-1367.

There is no established trading market for the Company's common stock, and the Company's stock is not actively traded.  Our common stock is not listed on the NASDAQ stock market or any other stock exchange.  While there is no established public trading market for our common stock, our shares are currently quoted in the inter-dealer quotation, or “over-the-counter,” marketplace under the trading symbol “HBIA.”  The principal over-the-counter market is operated by OTC Markets Group, Inc., which provides quotes for the Company on its OTC Pink Open Market tier.  To be quoted on the OTC Pink Open Market, companies are generally required to report with the SEC or a U.S. banking regulator, but there are no financial or qualitative standards required for a company to be quoted in this tier.

The Company is pleased to offer individuals the opportunity to participate in the Hills Bancorporation Dividend Reinvestment and Stock Purchase Plan (the “Plan”). The purpose of the Plan is to provide holders of the Company’s common stock with a simple and convenient method of investing cash dividends in additional shares of common stock of the Company without having to incur brokerage commissions or other related expenses.

Key features of the Plan allow you to:

•	Enroll in the Plan for free;

•	Automatically and fully reinvest any cash dividends in whole or fractional shares without incurring brokerage fees or commissions; and

•	Acquire additional shares with optional cash purchases without incurring brokerage fees or commissions.

This Prospectus relates to an offering of up to 500,000 shares of Hills Bancorporation common stock to be offered for purchase under the Plan.

The purchase price of shares purchased under the Plan from the Company will be determined by the Board of Directors in its absolute discretion. The Board has in the past relied upon a third-party valuation report prepared by an independent financial advisor experienced in the financial analysis and valuation of financial institutions to establish the price of shares of the Company’s Common Stock for various purposes, and the Company currently intends to utilize such valuation reports for the purpose of setting the per share sales price for Common Stock sold under the Plan. However, it may elect to discontinue this practice at any time.

Please read this Prospectus carefully and retain it and any future investment statements for future reference. If you have any questions about the Plan, please call the Company toll free at (833) 607-1367.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Shares of our common stock are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Investment in our common shares, as with any investment in common stock, involves investment risks, including the risk of possible loss of value. You should consider certain risk factors before enrolling in the Plan. See “Risk Factors” beginning on page 14 of this prospectus and the documents incorporated herein by reference for more information. We suggest you retain this prospectus for future reference.

The date of this Prospectus is November 3, 2017.

TABLE OF CONTENTS

Description of the Plan	4
Special Note Regarding Forward Looking Statements	13
Risk Factors	14
Use of Proceeds	15
Where You Can Find More Information	15
Legal Matters	15
Experts	16
SEC Position on Indemnification for Securities Act Liabilities	16

Description of the Plan

The Plan is described in the following questions and answers. The Plan, which currently authorizes the issuance of 500,000 shares of the Company’s Common Stock, no par value, was initially approved by the Board of Directors of the Company on October 11, 2016, and became effective as of November 30, 2016. The Board of Directors adopted certain revisions to the Plan on October 24, 2017, which revisions became effective on November 3, 2017. The revisions included increasing the number of shares registered under the Plan from 100,000 to 500,000, appointing a successor Plan Administrator, and other clarifying amendments regarding the Plan’s administration. All shares of Common Stock issued and to be issued by the Company pursuant to the Plan have been or will be, when issued, fully paid and nonassessable.

Purpose

1.    What is the purpose of the Plan?

The Plan offers eligible shareholders of Common Stock a convenient and systematic method of investing their cash dividends in Common Stock without the payment of any brokerage commission, service charge or other expense. Because the Common Stock will be purchased from the Company, the Plan will also provide the Company with the means of raising new capital.

2.    What are some of the advantages of the Plan?

A participant in the Plan who authorizes reinvestment of dividends will have the following benefits:

a.
Participants can designate the percentage of his or her cash dividends (e.g. 5%, 10%, 25%, 50%, 66%, 75% or 100%) to be reinvested in as many of the Company’s whole shares of Common Stock as possible (the “Designated Percentage”). Fractional interests will also be credited to participant accounts under the Plan each dividend period as necessary, but fractional interests held in Plan accounts from time to time may not be voted on matters requiring shareholder approval and will not be issued by the Administrator upon withdrawal or termination of enrollment. Any remaining percentage of the dividend not earmarked for reinvestment under the Plan will be paid to a participant in accordance with the Company’s normal dividend payment procedures.

b.
Participants can avoid the inconvenience and expense of safekeeping certificates for shares credited to their Plan accounts since certificates for such shares will only be issued at the request of a participant. This will relieve participants of the responsibility for loss, theft, or destruction of their certificates participating in the Plan.

c.	Periodic statements of account will simplify record keeping and will be provided to each participant following each payment of a dividend pursuant to the terms of the Plan.

Administration

3.    Who administers the Plan for the participants?

Hills Bank and Trust Company (acting as the "Administrator") has been appointed by the Company to administer the Plan. The Administrator will send each participant a statement as soon as practicable following each purchase of shares of Common Stock by the Plan Administrator. The Administrator will also provide Plan participants with copies of any amendments to the Plan and any offering materials relating to the Plan together with information for reporting dividend income for federal income tax purposes.

Shares of Common Stock purchased through the Plan on behalf of a participant are generally registered in the Participant's Plan account. The Plan Administrator, or its designated service provider, will establish and maintain account records on its books in book-entry form that reflect each Participant’s separate ownership interest of Common Stock held under the Plan. This means that paper stock certificates for shares purchased will not be issued or sent to participants (except upon specific request of the participant) to protect participants from loss, theft or destruction of stock certificates.

All inquiries, notices, requests and other communications by participants concerning the Plan should be sent to the Administrator as follows:

By U.S. Mail:
Hills Bank and Trust Company
PO Box 160
Hills, IA 52235
Attn: Hills Bancorporation Dividend Reinvestment Plan

By telephone:     (833) 607-1367

The Company reserves the right to change the Administrator for the Plan at any time and without prior notice to Plan participants. In the event the Administrator resigns, the Company will make such other arrangements as it deems appropriate for administration of the Plan.

Eligibility

4.    Who is eligible to participate?

All holders of record of shares of Common Stock of the Company who are residents of the United States are eligible to participate in the Plan, subject to any determination by the Company from time to time, to exclude or limit participation by shareholders residing in any state where the applicable registration or notice requirements create an undue burden on the Company. The Company retains sole and absolute discretion to determine which eligible shareholders will be permitted to participate in the Plan, and the Company may deny an election to participate for any reason. The Company may also rescind a participant’s participation in the Plan at any time. In reviewing an election to participate in the Plan, primary consideration will be given to shareholders who are either individuals (including individuals holding shares jointly with other individuals) or trusts established primarily for non-business reasons, such as grantor trusts established by individuals primarily for estate planning purposes.

In addition, any beneficial owner wishing to participate in the Plan but whose shares are registered other than in his or her name (for instance, in the name of a broker or bank nominee) must first become a shareholder of record by having such shares transferred into his or her own name.

You will not be eligible to participate in the Plan if you reside in a jurisdiction in which it is unlawful for the Company to permit your participation, or where, in the Company’s opinion, compliance with the applicable securities laws would impose an undue burden on the Company.

Participation by Shareholders

5.    How do shareholders enroll in the Plan?

An eligible shareholder may join the Plan by completing and signing the Enrollment Form provided herewith and returning it to the Administrator. In addition, Enrollment Forms are also available online for downloading and printing on the Company’s website at https://www.hillsbank.com/investor-relations.

6.    When may an Eligible Shareholder join the Plan?

An eligible shareholder may join the Plan at any time during the annual enrollment period beginning on February 1 of each Plan year and ending on December 20 (the “Annual Enrollment Period”). If the Enrollment Form is received by the Administrator during the Enrollment Period and the Company does not, in its discretion, refuse enrollment, the next dividend paid will be used to purchase shares of Common Stock on behalf of the shareholder pursuant to the election designated on the Enrollment Form. If the Enrollment Form is not received prior to the expiration of the Annual Enrollment Period, the Plan Administrator may have insufficient time to process the request with respect to the pending dividend, which dividend may be paid in cash. In such instances, participation in the Plan will begin with the next subsequent cash dividend payment.

A participating shareholder may terminate his or her participation in the Plan at any time by following the procedures indicated in Question 26.

7.    What general actions can be taken under the Plan?

The Enrollment Form, provided herewith, is required to be completed, signed and returned in order to: (1) enroll the participant in the Plan; and (2) specify the participant’s cash Designated Percentage. The Enrollment form can also be used to: (i) submit payment for Optional Cash Investments; (ii) modify a participant’s Designated Percentage; and (iii) terminate participation in the Plan. For any desired action to be effective with respect to the Company’s next cash dividend payment, an Enrollment Form must be received by the Administrator prior to the expiration of the Annual Enrollment Period.

An Enrollment Form and return envelope may be obtained at any time by writing to:

Hills Bank and Trust Company
PO Box 160
Hills, IA 52235
Attn: Hills Bancorporation Dividend Reinvestment Plan

In addition, Enrollment Forms are also available online for downloading and printing on the Company’s website at https://www.hillsbank.com/investor-relations.

8.    Can shareholders participate with less than 100% of their cash dividends?

Yes. Each eligible shareholder has the option to establish the Designated Percentage of his or her cash dividends to be reinvested under the Plan. The Designated Percentage represents the percentage of a participant’s aggregate cash dividend that is payable on all shares of Common Stock of the Company that are registered in the participant’s name and/or held for his or her benefit under the Plan that will reinvested in additional shares of Common Stock under the Plan. A participant may designate any percentage of his or her cash dividend as the Designated Percentage for reinvestment under the Plan. Once the Designated Percentage has been set, it will remain in effect until a participant submits a subsequent Enrollment Form changing his or her Designated Percentage.

9.    Can shareholders change their Designated Percentage election under the Plan?

Yes. A participating shareholder may change his or her respective Designated Percentage at any time. To do so, a new Enrollment Form must be completed and returned to the Plan Administrator. The answer to Question 7 describes how to obtain an Enrollment Form and a return envelope. To be effective with respect to the Company’s next cash dividend payment any change of election must be received by the Administrator prior to the expiration of the Annual Enrollment Period.
Purchases

10.    What will be the price of Common Stock purchased under the Plan?

Shares of Common Stock of the Company acquired by participants in the Plan will generally be purchased directly from the Company. The price of Common Stock purchased from time to time from the Company will be determined by the Board of Directors in its absolute discretion, and the offering price set by the Board of Directors may have no direct relationship to earnings or fair market value, or any established "market price" for, or actual trades involving, the Company’s Common Stock. In helping to periodically set the purchase price, the Board may, in its absolute discretion, utilize any valuation report of the Company’s Common Stock prepared and delivered for the benefit of the Company by an independent financial advisor experienced in the financial analysis and valuation of financial institutions. Any use of valuation report in this manner is within the discretion of the Board of Directors, which is free to use, or discontinue the use of, such valuation reports in this manner as it sees fit.

The Company, in its absolute discretion, may also direct the Administrator from time to time to purchase shares of Common Stock for the benefit of Plan participants on the open market. The price per share of all shares purchased in the open market for the benefit of participant accounts will be the weighted average price of shares purchased as a result of any single dividend payment by the Company and the aggregate amount of any optional cash investments.

11.    How are shares acquired under the Plan?

Shares of Common Stock of the Company acquired by participants in the Plan will be purchased by the Plan Administrator from the Company using authorized but unissued shares and/or treasury shares. However, the Company, in its absolute discretion, may choose from time to time to direct the Plan Administrator to purchase shares of Common Stock for the benefit of Plan participants on the open market or in privately negotiated transactions.

12.    How will the number of shares purchased for each participant be determined?

The number of shares that will be purchased from a participant's dividend reinvestment will depend on the aggregate amount of the cash dividend payable to the participant, the participant’s Designated Percentage, and the applicable purchase price of the Common Stock. The participant's Plan account will be credited with the number of whole and fractional shares that results from dividing the amount of all of his or her reinvested cash dividends plus any additional optional cash investments by the applicable purchase price, as determined under Item 10.

13.    When will purchases of Common Stock be made?

The Administrator will purchase Common Stock for the Plan on each dividend payment date.

Dividends

14.    Will dividends be paid on shares held in Plan accounts?

Yes. Cash dividends on shares credited to each Plan account will be reinvested automatically under the Plan in additional shares of Common Stock and credited to each account in accordance with each participant’s respective Designated Percentage election.
Costs

15.    Are there any out-of-pocket expenses to a shareholder who participates in the Plan?

You will not pay any brokerage commissions or service charges for participating in the Plan, other than those described below. Except as described below, we will pay the costs of administering the Plan.

Dividend reinvestment fee            No charge

Optional cash purchase by check        No charge

Duplicate statement                No charge

Withdrawal of Common Stock certificates     No charge

Termination of Plan enrollment            No charge

Returned check/insufficient funds        $27.00 *

*
If a check is returned for insufficient funds in connection with an optional cash purchase, the Administrator reserves the right to sell all or a portion of your Plan shares to cover the returned check fee.

Optional Cash Payments

16.    May cash be added to purchase additional shares?

Yes. Additional shares may be purchased with optional cash payments by participants in the Dividend Reinvestment Plan. Optional cash purchases are limited to a minimum of $1,000.00 and a maximum of $10,000.00 per participant per fiscal year. However, the Company has absolute discretion to limit participation exclusively to dividend reinvestment for shareholders residing in any state where the applicable registration or notice requirements create an undue burden on the Company in connection with permitting optional cash investments in such state.

17.    When can orders for optional cash payments be submitted?

Optional cash payments received by the Administrator will be invested in additional shares concurrently with the dividend being reinvested. The Administrator will accept optional cash payment orders at any time during the Enrollment Period for the purchase of shares of Common Stock in conjunction with the next subsequent cash dividend. All optional cash payment orders must be received by the Administrator prior to the expiration of the Annual Enrollment Period in order to be processed for investment along with the current dividend. The Administrator will return any optional payment received outside of the times specified above to the participant as quickly as practicable. In addition, optional cash investments will be returned by the Administrator, without interest, in the event that: (a) the Company does not declare a cash dividend to shareholders for the dividend period applicable to the optional cash payment; or (b) the person submitting the optional cash payment is not properly enrolled in the Plan as of the dividend record date for the respective cash dividend. No interest will be paid on any optional cash payment while held by the Administrator.

18.    What is the maximum aggregate amount of cash that can be invested through optional cash payments?

Optional cash purchases are limited to a minimum of $1,000.00 and a maximum of $10,000.00 per participant per fiscal year. The same amounts of cash need not be sent each year, and there is no obligation to ever make an optional cash investment.

The Administrator cannot process optional cash investments on behalf of shareholders whose shares of Company Common Stock are held exclusively in “street name,” either through a bank or broker-dealer. Any such shareholder who wishes to participate through optional cash investments must have the bank or broker-dealer transfer some or all of the shares of Company Common Stock into the shareholder’s name directly.

19.    How can I make an optional cash payment to purchase additional shares and when will my cash payment be processed?

A participant can make a one-time optional cash payment to purchase additional shares by returning the Enrollment Form, completed for your optional cash investment, to the Administrator with a check made payable to “Hills Bancorporation” at the address provided on the Form. Please indicate “Hills Bancorporation Optional DRIP Purchase” on the check’s notation line. Cash, traveler’s checks, money orders or third party checks are not acceptable.

The Enrollment Form also permits you to authorize the Plan Administrator to make one-time optional purchases of a specified dollar amount by debit from your designated bank account at Hills Bank and Trust Company.

The Administrator will not present any check received as payment for optional purchases for collection, or otherwise withdraw funds from a participant’s designated account, prior to the 35th calendar day preceding the next dividend payment date. All cash received as payment for optional purchases will be segregated for investment concurrently with the next subsequent cash dividend.

Reports to Participants

20.    What reports will be sent to participants in the Plan?

A periodic statement of account showing amounts invested, purchase prices, the number of shares credited to a participant's Plan account, the total number of shares of Common Stock on which dividends are being reinvested, and other information for the year to date will be delivered to each participant as soon as practicable after each purchase of Common Stock; normally within 10 business days following such purchase. These statements are a continuing record of current activity and the cost of purchases and should be retained for tax purposes.

In addition, participants will receive copies of communications sent to all holders of the Company Common Stock, including the annual report to shareholders, any quarterly report provided to shareholders, a notice of the annual meeting of shareholders and proxy statements, and information for reporting dividend income for federal income tax purposes.

Withdrawal of Shares from Participant Account

21.    May a Participant withdraw Shares from a Plan account?

Shares credited to a participant’s account may be withdrawn from his or her account and transferred directly into the participant’s name in the following instances: (i) upon the participant’s request to the Plan Administrator; and (ii) upon termination of the participant's enrollment in the Plan.

A participant may direct the Plan Administrator to transfer into his or her name all or a portion of the aggregate number of shares of Common Stock credited to his or her Plan account. Unless otherwise directed to issue shares in certificated form, the Administrator will move shares pursuant to such requests in whole numbers into a book-entry Direct Registration Account (“DRS Account”), and no shares representing fractional interests will be issued by the Plan Administrator. Any shares with respect to which a participant has not made a request to withdraw from his or her Plan account will continue to be credited to the participant’s account, including any fractional interests credited to the account at that time.

Participant requests to withdraw shares from a Plan account shall be made using the notification information provided under Question 3, and such requests will be processed by the Administrator at its earliest possible opportunity, but in no instance will the Company or the Administrator be liable for any failure to transfer such Shares within a specific period of time.

22.    In whose name will shares be registered when withdrawn?

Accounts under the Plan will be maintained in the name in which participants' shares of Common Stock were titled at the time they enrolled in the Plan. Consequently, shares of Common Stock will be identically titled when withdrawn from a Plan account unless the participant requests that the shares be titled in a different name(s). If different registration of the shares is desired, the participant must contact the Plan Administrator for transfer instructions (see Question 3).

23.    May shares in a Plan account be pledged?

No. Shares of Common Stock credited to the Plan account may not be pledged or assigned, and any such purported pledge or assignment shall be void. A participant who wishes to pledge or assign such shares must request to withdraw such shares from his or her Plan account in accordance with Question 21.

24.    How are dividends paid on shares that are withdrawn from the Plan?

The withdrawal of shares from a participant account without also electing to terminate participation in the Plan will generally have no effect on a participant’s Designated Percentage election. After a participant withdraws shares of Common Stock from his or her Plan account, cash dividends on such shares will continue to be reinvested in accordance with the instructions given by the participant on his or her most recently dated Enrollment Form, so long as the participant remains the record holder of such shares and has not terminated his or her participation in the Plan.

25.    Can a participant direct the Administrator to sell Shares of Common Stock held in a Plan account?

No. Sales of shares of Common Stock held in a participant account will not be executed or otherwise facilitated by the Administrator or the Company on behalf of Plan participants. A participant that would like to sell all or a portion of the shares held in a participant account must first withdraw such shares from the Plan in accordance with the procedures outlined under Question 21.

Termination of Participation in the Plan

26.    How does a participant terminate participation in the Plan?

A participant may terminate his or her participation in the Plan at any time by notifying the Plan Administrator by phone or in writing using an Enrollment Form (see Question 7). If notice of termination is received near the record date for a cash dividend, the Plan Administrator, in its sole discretion, may either direct the distribution of such dividends in cash or the reinvestment in Shares on your behalf. In the event reinvestment is made, the Plan Administrator will process the termination as soon as practicable thereafter, but in no event later than five trading days after the reinvestment is completed. Thereafter, the participant's participation in the Plan will be terminated, the Plan account will be closed, and all dividends on Common Stock held by the participant of record will be paid directly to that participant in cash.

Termination of dividend reinvestment will automatically terminate a participant's right to invest in additional shares of Common Stock by making optional cash payments. Any uninvested optional cash payment which has been received by the Plan Administrator prior to the receipt of a timely notice to terminate participation in the Plan will be returned.

27.    What will participants receive when they terminate participation in the Plan?

Unless otherwise directed by a terminating participant to issue Plan shares in certificated form, the Administrator will direct the transfer of Plan account shares into a DRS Account on behalf of the shareholder, and the Administrator, or its designated service provider, will send the shareholder a statement indicating the number of whole shares of Company Common Stock that have been credited to his or her DRS Account. Any fractional interests credited to a participant’s Plan account at the time of termination will be converted into cash and a check will be mailed to participant. Any funds credited to the terminating participant’s account still awaiting investment will be returned without interest.

28.    May a former participant later rejoin in the Plan after termination?

Yes. Any eligible shareholder of record may rejoin the Plan at any time by completing a new Enrollment Form. However, the Company may reject any such Form from a previous participant on grounds of excessive termination and rejoining.

General Information

29.    What happens when a participant sells or transfers shares of Common Stock?

If a participant disposes of any shares of Common Stock held directly by him or her, the Plan Administrator will continue to direct the reinvestment of cash dividends on any remaining shares held either directly or credited to that participant's Plan account in accordance with the participant’s Designated Percentage election.

30.    What happens if the Company declares a stock dividend or stock split?

Shares of Common Stock distributed by the Company pursuant to a stock dividend or a stock split with respect to shares of Common Stock held directly by the participant will be issued directly to the Participant in the form in which the underlying stock is held (i.e. either certificated or in DRS Account-form), which additional shares will participate in the reinvestment of dividends in accordance with the participant’s Designated Percentage election then in effect. Shares of Common Stock issued pursuant to a stock split or stock dividend on shares held in a participant’s Plan account will be credited to such account and will automatically participate in the reinvestment of dividends in accordance with the participant’s Designated Percentage election then in effect.

31.    How will a participant's shares held by the Plan Administrator be voted at shareholder's meetings?

Each participant in the Plan will receive a voting authorization card on which to indicate how the shares held by the Plan Administrator in such participant’s Plan account should be voted. The Plan Administrator will vote at any annual or special meeting of shareholders full shares of Common Stock held for each participant’s account under the Plan in accordance with the directions provided by the participant to the Plan Administrator. In the event that a participant provides no direction to the Plan Administrator, shares held by the Plan Administrator for that participant under the Plan will not be voted. If a participant also holds shares of Common Stock registered directly in his or her own name, such participant will receive a separate proxy card for those shares in connection with any meeting of shareholders.

32.    What is the responsibility of the Company and the Plan Administrator under the Plan?

In administrating the Plan, the Company and the Plan Administrator will not be liable for any act done in good faith or for any good faith omission to act including, without limitation, any claim of liability arising out of failure to terminate a participant's Plan account upon such participant's death or adjudicated incompetency prior to receipt of notice in writing of such death or incompetency, or any claim with respect to the timing or price of any purchase or the timing of any withdrawal.

Participants must recognize that neither the Company nor the Plan Administrator can assure them of a profit or protect them against a loss on shares purchased under the Plan.

The Plan does not represent a change in the Company's dividend policy, which will continue to be determined by the Board of Directors in light of the Company's earnings, financial condition and other factors.

33.    May the Plan be changed or discontinued?

Although the Company intends to continue the Plan in the future, the Company reserves the right to amend, suspend, modify or terminate the Plan at any time. Written notice of any such amendment, suspension, modification or termination will be sent by the Company to participants, but the absence of notification will not affect the effectiveness of the amendment, suspension, termination or modification.

If the Company terminates the Plan for the purpose of establishing another Dividend Reinvestment and Stock Purchase Plan, participants in the Plan will, if the Company so elects, be enrolled automatically in such other plan and shares credited to their Plan accounts will be credited automatically under such other Plan unless notice to the contrary is received.

The Company also reserves the right to terminate any shareholder's participation in the Plan at any time when doing so is deemed to be in the best interests of either the Company or its wholly-owned bank subsidiary.

34.    How is the Plan to be interpreted?

The Plan, the Enrollment Form, and the participants' Plan accounts shall be governed by and construed in accordance with the laws of the State of Iowa and applicable state and federal securities laws, and cannot be modified orally. Any question of interpretation arising under the Plan will be determined by the Company and any such interpretation will be final.

The Company may adopt rules and regulations for the Administration of the Plan.

35.    What is sufficient notice to a participant?

Any notice or certificate which is to be given by the Plan Administrator to a participant shall be in writing and shall be deemed to have been sufficiently given for all purposes when deposited, postage prepaid, in the United States mail, addressed to the participant at the participant's address as it shall last appear on the Plan Administrator's records, or immediately upon the submission through any electronic delivery method consented to by the participant.

36.    Can successor Plan Administrators be named?

The Company may from time to time designate a successor Plan Administrator under the Plan.

37.    What are the income tax consequences of participation in the Plan?

The following summary sets forth the general Federal income tax consequences for an individual participating in the Plan. This discussion is not, however, intended to be an exhaustive treatment of such tax considerations. Future legislative changes or changes in administrative or judicial interpretations, some or all of which may be retroactive, could significantly alter the tax treatment discussed herein. Accordingly, and because tax consequences may differ among participants in the Plan, each participant is urged to consult his or her own tax advisor to determine the particular tax consequences (including state income tax consequences) that may result from participation in and the subsequent disposal of shares purchased under the Plan.

In general, participants reinvesting dividends under the Plan have the same Federal income tax consequences with respect to their dividends as do shareholders who are not participants in the Plan. On the dividend payment date, participants will receive a taxable dividend equal to the cash dividend reinvested, to the extent the Company has earnings and profits. This treatment applies with respect to both the Shares of Common Stock held of record by such participants and such participants’ Plan account shares even though the dividend amount is not actually received in cash but is instead applied to the purchase of Shares of Common Stock under the Plan.

Shares of Common Stock purchased from the Company with reinvested dividends will have a tax basis equal to the amount of such reinvested dividends. The shares will have a holding period beginning on the day following the purchase date.

Shares purchased with optional cash investments will have a tax basis equal to the amount of such payments. The holding period for such Shares will begin on the day following the purchase date.

Participants will not recognize any taxable income when they receive certificates for whole shares credited to their account, either upon their request for such certificates or upon withdrawal from or termination of the Plan. However, participants will recognize gain or loss when whole shares acquired under the Plan are sold or exchanged by the participants after withdrawal from or termination of the Plan. The amount of gain or loss will be the difference between the amount a participant receives for his or her whole shares and the tax basis for such shares. Provided that the shares are capital assets in the hands of the participant, the gain or loss will be a capital gain or loss.

If a participant is a foreign shareholder whose dividends are subject to United States income tax withholding, or a participating domestic shareholder subject to backup withholding, the tax required to be withheld will be deducted from the amount of cash dividends reinvested. Since such withholding tax applies also to a dividend on shares credited to the participant’s Plan account, only the net dividend on such shares will be applied to the purchase of additional Shares of Common Stock. The Company cannot refund amounts withheld. Participants subject to withholding should contact their tax advisors or the IRS for additional information.

Special Note Regarding Forward Looking Statements

This prospectus and the documents we incorporate by reference contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of such term in the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Actual results may differ materially from those included in the forward-looking statements. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, the following:

•
The strength of the United States economy in general and the strength of the local economies in which the Company conducts its operations which may be less favorable than expected and may result in, among other things, a deterioration in the credit quality and value of the Company’s assets.

•	The effects of recent financial market disruptions and the current global economic recession, and monetary and other governmental actions designed to address such disruptions and recession.

•	The financial strength of the counterparties with which the Company or the Company’s customers do business and as to which the Company has investment or financial exposure.

•
The credit quality and credit agency ratings of the securities in the Company’s investment securities portfolio, a deterioration or downgrade of which could lead to other-than-temporary impairment of the affected securities and the recognition of an impairment loss.

•	The effects of, and changes in, laws, regulations and policies affecting banking, securities, insurance and monetary and financial matters as well as any laws otherwise affecting the Company.

•	The effects of changes in interest rates (including the effects of changes in the rate of prepayments of the Company’s assets) and the policies of the Board of Governors of the Federal Reserve System.

•	The ability of the Company to compete with other financial institutions as effectively as the Company currently intends due to increases in competitive pressures in the financial services sector.

•	The ability of the Company to obtain new customers and to retain existing customers.

•	The timely development and acceptance of products and services, including products and services offered through alternative delivery channels such as the Internet.

RISK FACTORS

Investing in our securities involves certain risks. You should carefully review the risks and uncertainties described in our most recent Annual Report on Form 10-K, as updated by any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, that we have filed or will file with the SEC and that are incorporated by reference into this prospectus. The risks described in those documents are not the only ones we face, but those that we currently consider to be material. See the section captioned “Where You Can Find More Information” for information on how to obtain copies of these documents. There may be other unknown or unpredictable economic, business, competitive, regulatory, or other factors that could have material adverse effects on our future results. These risks could materially affect our business, results of operations or financial condition and cause the value of our common stock to decline. You could lose all or part of your investment. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

USE OF PROCEEDS

Shares purchased pursuant to the Plan will be issued by the Company. After deducting offering expenses estimated to be $200,000 over the life of the Plan, the proceeds of such sales will be added to the general funds of the Company and will be available for its general corporate purposes, including working capital requirements and contributions to the Bank to support its operations, growth and expansion.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC on the Internet at the SEC’s website, http://www.sec.gov, through our website at http://www.hillsbank.com under the heading “Hills Bancorporation,” or at the SEC’s public reference facilities at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

The SEC allows us to “incorporate by reference” the information we have filed with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. We incorporate by reference all documents listed below, all filings made pursuant to the Exchange Act of 1934 after the date of the filing of this registration statement and prior to effectiveness and any future filings made with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering is terminated.

The documents we incorporate by reference are:

(1)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2016;

(2)
All reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Form 10-K referred to in clause (1) above.

(3)	The description of the common shares of the Company contained in the current report on Form 8-K filed with the Securities and Exchange Commission on October 11, 2016.

(4)
All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

You may get copies of any of the incorporated documents (excluding exhibits, unless the exhibits are specifically incorporated) at no charge to you by writing Shari J. DeMaris, our Treasurer and Chief Financial Officer, at 131 E. Main Street, Hills, Iowa 52235 or by calling (319) 679-2102 or toll free (833) 607-1367.

LEGAL MATTERS

Shumaker, Loop & Kendrick, LLP will deliver an opinion to us about the validity of the issuance of shares of our common stock in this offering.

EXPERTS

The consolidated statements of financial condition of Hills Bancorporation and subsidiary as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting of Hills Bancorporation as of December 31, 2016 have been audited by BKD, LLP,  independent registered public accounting firm, as stated in its report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

SEC POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

The Company’s Restated Articles of Incorporation provide that each person who is a party or threatened to be made a party to legal or administrative actions by reason of the fact that the person is or was a director or officer of the Company shall be indemnified and have expenses for defense advanced to him and be held harmless by the Company to the full extent of and in a manner consistent with and limited by the Iowa Business Corporation Act (the “IBCA”).

Section 490.852 of the IBCA requires a corporation to indemnify a director to the extent that he or she has been “wholly successful on the merits or otherwise” in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation for reasonable expenses incurred in connection with the proceedings.

Section 490.851 of the IBCA governs “permissive indemnification” of corporate directors if either of the following apply: (1) the individual acted in good faith, and (a) if the conduct was performed in the individual’s official capacity with the corporation it must have been done with the reasonable belief that the actions were in the best interests of the corporation, or (b) if the action was not taken in the official capacity with the corporation, the director must have had reason to believe that the conduct was at least not opposed to the best interests of the corporation; or (2) the individual engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation as authorized by section 490.202 of the IBCA. Before indemnification can be provided pursuant to section 490.851 of the IBCA, it must be authorized in accordance with the provisions of section 490.855 of the IBCA.

Hills Bancorporation carries directors’ and officers’ liability insurance coverage which insures its directors and officers and the directors and officers of its subsidiaries in certain circumstances.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

The following is an itemized statement of the fees and expenses (all but the SEC fees are estimates that assume an offering period of approximately four to five years) in connection with the issuance and distribution of the shares of common stock being registered hereunder. All such fees and expenses shall be borne by Hills Bancorporation.

SEC registration fees	$2,632
Blue Sky fees and expenses	14,000
Printing expenses	4,500
Administrator fees and expenses	50,000
Legal fees and expenses	30,000
Opinion Fee	10,000
Accounting fees and expenses	6,000
Postage	35,000
Miscellaneous	2,500
Total	$154,632

Item 15.    Indemnification of Directors and Officers

The Company’s Restated Articles of Incorporation provide that each person who is a party or threatened to be made a party to legal or administrative actions by reason of the fact that the person is or was a director or officer of the Company shall be indemnified and have expenses for defense advanced to him and be held harmless by the Company to the full extent of and in a manner consistent with and limited by the Iowa Business Corporation Act (the “IBCA”).

Section 490.852 of the IBCA requires a corporation to indemnify a director to the extent that he or she has been “wholly successful on the merits or otherwise” in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation for reasonable expenses incurred in connection with the proceedings.

Section 490.851 of the IBCA governs “permissive indemnification” of corporate directors if either of the following apply: (1) the individual acted in good faith, and (a) if the conduct was performed in the individual’s official capacity with the corporation it must have been done with the reasonable belief that the actions were in the best interests of the corporation, or (b) if the action was not taken in the official capacity with the corporation, the director must have had reason to believe that the conduct was at least not opposed to the best interests of the corporation; or (2) the individual engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation as authorized by section 490.202 of the IBCA. Pursuant to the authority provided under section 490.202(e) of the IBCA, the Company’s Restated Articles of Incorporation require it to indemnify a non-employee director for (i) any obligation to pay to any person for any action taken, or any failure to take any action, as a director, a judgment, settlement, penalty or fine, including an excise tax assessed with respect to an employee benefit plan, and (ii) reasonable expenses, including counsel fees, incurred with respect to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, except for an obligation or expenses relating to any of the following: (i) the receipt of a financial benefit to which the director is not entitled; (ii) an intentional infliction of harm on the Company or its shareholders; (iii) distributions in violation of section 490.833 of the IBCA; or (iv) an intentional violation of criminal law. Before indemnification can be provided pursuant to section 490.851 of the IBCA, it must be authorized in accordance with the provisions of section 490.855 of the IBCA.

The Restated Articles of Incorporation also provide that a director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for breach of a fiduciary duty as a director, except for liability for any of the following:  (i) the amount of a financial benefit received by a director to which the director is not entitled; (ii) an intentional infliction of harm on the Company or the shareholders; (iii) distributions in violation of section 490.833 of the IBCA; or (iv) an intentional violation of criminal law.

Hills Bancorporation carries directors’ and officers’ liability insurance coverage which insures its directors and officers and the directors and officers of its subsidiaries in certain circumstances.

Item 16.    Exhibits and Financial Statement Schedules

Exhibit
Number            Description

3.1	Restated Articles of Incorporation of Hills Bancorporation

3.2	Amended and Restated Bylaws of Hills Bancorporation

5.1	Opinion of Shumaker, Loop & Kendrick, LLP

23.1	Consent of Shumaker, Loop & Kendrick, LLP

23.2	Consent of BKD, LLP

24.1	Power of Attorney

99.1	Plan Enrollment Form

Item 17.    Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of the securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in the form of a prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hills, State of Iowa, on November 3, 2017.

HILLS BANCORPORATION

By /s/ Dwight O. Seegmiller
Dwight O. Seegmiller, President and
Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                    Title                    Date

/s/ Dwight O. Seegmiller	President, Chief Executive Officer and Director 11/03/2017
Dwight O. Seegmiller            (Principal Executive Officer)

/s/ Shari DeMaris	Treasurer, Secretary and Chief Financial Officer 11/03/2017

Shari DeMaris	(Principal Financial and Accounting Officer)

Directors*

Michael S. Donovan
Thomas J. Gill, D.D.S.
Michael E. Hodge
Emily A. Hughes
James A. Nowak
Theodore H. Pacha
John W. Phelan
Ann Marie Rhodes
Thomas R. Wiele
Sheldon E. Yoder, D.V.M.

*For each of the above directors pursuant to power of attorney filed with the Registration Statement

By /s/ Dwight O. Seegmiller
Dwight O. Seegmiller, President and Chief Executive Officer
(pursuant to power of attorney)
Exhibit Index

Exhibit
Number            Description

3.1	Restated Articles of Incorporation of Hills Bancorporation(1)

3.2	Amended and Restated Bylaws of Hills Bancorporation(2)

5.1	Opinion of Shumaker, Loop & Kendrick, LLP

23.1	Consent of Shumaker, Loop & Kendrick, LLP(3)

23.2	Consent of BKD, LLP

24.1	Power of Attorney

99.1	Plan Enrollment Form

(1)	Incorporated by reference to Exhibit 3.1 to the Company's Form 10-Q Filed with the Commission on May 6, 2015.
(2) Incorporated by reference to Exhibit 3.2 to the Company's Form 10-K Filed with the Commission on March 11, 2015.

(3)	Included in Opinion of Shumaker, Loop & Kendrick, LLP (Exhibit Number 5.1)